EXHIBIT 5.1

[Letterhead of Moss & Barnett, A Professional Association]

March 12, 2012

Helix Energy Solutions Group, Inc.
400 N. Sam Houston Parkway East, Suite 400
Houston, Texas 77060

Re:           Helix Energy Solutions Group, Inc.  -  S-3 Registration Statement

Ladies and Gentlemen:

We have acted as limited counsel for Helix Energy Solutions Group, Inc., a Minnesota corporation (the  “Company”), for the purpose of providing this opinion in connection with the Company’s offering and sale of $200,000,000 aggregate principal amount of it 3.25% Convertible Senior Notes due 2032 (the “Notes”) pursuant to the Underwriting Agreement, dated March 7, 2012 (the “Underwriting Agreement”) between the Company and Raymond James & Associates, Inc.

The Notes will be issued pursuant to an indenture, dated as of March 12, 2012 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes are being offered and sold as described in the prospectus, dated March 6, 2012, and the prospectus supplement thereto, dated March 7, 2012 (collectively, the “Prospectus”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement (defined below) or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

A.           DOCUMENTS

In connection with this opinion letter, we have examined originals, counterparts or copies certified or otherwise identified to our satisfaction of the following documents:

A - 1. the Registration Statement on Form S-3 (Registration No. 333-1179937) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 6, 2012, and the Prospectus;

A - 2. the Indenture;

A - 3. the Underwriting Agreement;

A - 4. the Notes in global form;

A - 5. certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company adopted on March 2, 2012, and March 7, 2012, respectively, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the issuance and sale of the Notes (collectively, the “Board Resolutions”);

A - 6. 2005 Amended and Restated Articles of Incorporation of the Company certified to be true and correct by the Minnesota Secretary of State as of March 6, 2012 and by an officer of the Company as of March 6, 2012;

A - 7. the Bylaws of the Company certified to be true and correct by an officer of the Company as of March 6, 2012;

A - 8. a certificate from the Minnesota Secretary of State indicating that the Company was in “good standing” in Minnesota as of as of March 6, 2012; and

A - 9. originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation, examination, or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices).  No inference as to our knowledge of such facts should be drawn from the fact of our representation of the Company.

B.           ASSUMPTIONS

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry:

B - 1. all information contained in all documents reviewed by us is true and correct;

B - 2. all signatures on all documents examined by us are genuine;

B - 3. all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents;

B - 4. the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company)

As to factual matters, we have relied upon representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

C.           OPINION

Based solely upon the foregoing and subject to the limitations, exceptions and qualifications set forth below under the heading “Scope of Opinion,” we are of the opinion that:

C - 1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

C - 2. The Indenture and the Notes have been duly authorized, executed and delivered by the Company.

D.           SCOPE OF OPINION

We do not purport to express an opinion on any laws other than those of the State of Minnesota.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company relating to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Christopher D. Stall

Christopher D. Stall
Attorney At Law
(612) 877-5279
StallC@moss-barnett.com